UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/ A
Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2011

SINO GREEN LAND CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53208	54-0484915
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

Suite 2711A, 27/F, Exchange Tower,
33 Wang Chiu Road, Kowloon Bay,
Kowloon, Hong Kong
People’s Republic of China
(Address of Principal Executive Offices)

852-3104-0598
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Explanatory Note:  This report on Form 8-K/A amends the report filed on July 13, 2011 to reflect (i) the execution of an employment agreement with Mr. Luo and (ii) the issuance of a press release on the change of independent registered accounting firm.

Item 4.01. Change in Registrant’s Certifying Accountant

On July 10, 2011, the audit committee of the board of directors of Sino Green Land Corporation terminated the engagement of Kabani & Company, Inc. (“Kabani”) as its independent registered accounting firm, and approved the selection of selected Marcum Bernstein & Pinchuk LLP (“Marcum”) to serve as the Company’s independent registered accounting firm for the year ending December 31, 2011.

Kabani audited the Company’s consolidated financial statements for the years ended December 31, 2010 and 2009.  During the Company’s two most recent fiscal years and any subsequent interim period through the date of dismissal, there were no disagreements with Kabani on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Kabani, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

Kabani’s reports on the Company’s consolidated financial statements for the last two fiscal years did not contain any adverse opinions or disclaimer of opinions, nor were the reports qualified or modified as to audit scope or accounting principles.  The consolidated financial statements for the year ended December 31, 2009 were restated  to correct misstatements.

During the two most recent fiscal years and through the date of the Company’s engagement with Marcum, the Company did not consult with Marcum regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

Prior to engaging Marcum, Marcum did not provide the Company with either written or oral advice that was an important factor considered by the Company in reaching a decision to change our independent registered public accounting firm.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2011, the compensation committee of the Company’s board of directors approved a compensation arrangement for the Xiong Luo, the Company’s chairman of the board, president and chief executive officer.  Mr. Luo will receive annual compensation at the rate of $240,000 per annum for an initial one-year term commencing July 1, 2011, and continuing on a month to month basis thereafter.  In addition, the Company will issue to Mr. Luo a total of 2,000,000 shares of common stock, which are to be issued in four installments of 500,000 shares on each of July 15, 2011, October 15, 2011, January 15, 2012 and April 15, 2012.  In the event of Mr. Luo’s resignation or in the event of a termination by the Company of Mr. Luo’s employment other than (i) as a result of his death or disability or (ii) a termination by the Company without cause, no further Shares shall be issued to him.  In the event of a termination of Mr. Luo’s employment as a result of his death or disability or a termination by the Company without cause, the Company shall issue the any Shares that have not been issued.  The Company also agreed to pay Mr. Luo up to $1,000 per month for uninsured medical expenses.   On July 14, 2011, the Company and Mr. Luo entered into an employment agreement dated as of July 1, 2011.

Item 8.01   Other Events

On July 14, 2011, the Company issued a press release on the appointment of Marcum as its independent registered accounting firm.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits
16.1	Letter dated July 13, 2011, from Kabani & Company, Inc. 1
99.1	Employment agreement, dated as of July 1, 2011, between the Company and Xiong Luo. 2
99.2	Press release, dated July 15, 20112

  1          Previously filed
  2          Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GREEN LAND CORPORATION

Date: July 1 5 , 2011	By:	/s/ Huasong Sheena Shen
Huasong Sheena Shen
Chief Financial Officer